Exhibit 10.2
AMENDMENT NO. 1 TO
NONTRANSFERABLE INDEPENDENT DIRECTOR
STOCK OPTION AGREEMENT
Agreement 2236
THIS AMENDMENT NO. 1 (the “Amendment”) to the Option Agreement (the “Agreement”) dated as of July 1, 2009 by and between OSTEOTECH, INC., a Delaware corporation (the “Company”), and Kenneth P. Fallon III (the “Optionee”), pursuant to the Company’s 2007 Stock Incentive Plan (the “Plan”), is dated as of September 22, 2009, and made by and between the Company and the Optionee.
WHEREAS, the Company and the Optionee desire to amend the Agreement to provide that upon exercise the right granted thereunder will entitle Optionee to receive shares or cash (or a combination thereof) equal to the net value of the right rather than to purchase shares of stock under the Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Optionee hereby agree as follows:
1. Amendment to Section 5. Section 5 of the Agreement is hereby deleted and replaced in its entirety with the following:
5. Manner of Exercise.
(a) The Option may be exercised in whole or in part from time to time only by Optionee or other proper party, as provided herein, by delivering within the period during which the Option is exercisable hereunder written notice to the Company at its principal office. The notice shall state the number of shares as to which the Option is being exercised.
(b) Upon exercise, Optionee shall be entitled to receive shares of Common Stock having an aggregate fair market value equal to the aggregate fair market value of the number of shares subject to such exercise less the aggregate exercise price for such shares as specified in Section 1 of this Agreement (the “Net Value of the Option”); provided that, if and to the extent that the receipt of any such shares would cause Optionee to constructively own in excess of 0.95% of the total fair market value of all the outstanding shares of all classes of the Company’s stock (the “Threshold Level”) for purposes of Section 280G of the Code, then Optionee shall be entitled to receive such shares up to the Threshold Level and shall be entitled to be paid in cash any remaining portion of the Net Value of the Option. For these purposes, the fair market value of shares of Common Stock as of any date shall be as reasonably determined by the Company based upon the closing price of the Common Stock on the immediately preceding business day or, if such price is not available, by the Compensation Committee as otherwise provided in the Plan.

2. Remainder Unchanged. Except as stated above, the terms and conditions of the Agreement are unchanged and remain in full force and effect.
3. Miscellaneous.
(a) This Amendment shall be governed by and construed in accordance with, the laws of the State of Delaware.
(b) This Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
(c) This Amendment, together with the Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof, merging any and all prior agreements.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment as of the date set forth above.

OSTEOTECH, INC.

By:	/s/ Sam Owusu-Akyaw

Name: Sam Owusu-Akyaw
Title: President and Chief Executive Officer

By:	/s/ Kenneth P. Fallon III

Kenneth P. Fallon III

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